Exhibit T3A.11

NOTARY OFFICE

OF

FELIX JARA CADOT

HUERFANOS 1160 - LOCALES 11 AND 12 - TEL. 6967200

SANTIAGO

COPY OF THE INSTRUMENT

OF	FORMATION OF CORPORATION

“GUILLERMO CAMPOS FAUZE Y COMPAÑÍA”

Santiago, Chile,	FEBRUARY 26,	1990

HUERFANOS 1160 – LOCALES 11 - 12 TELEPHONES: 696 72 00 - 696 58 49 S A N T I A G O ---------	[seal:] FELIX JARA CADOT A.Z. NOTARY PUBLIC SANTIAGO

AZP / TLG	Directory No. 1684

FORMATION OF CORPORATION

“GUILLERMO CAMPOS FAUZE Y COMPAÑÍA

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IN SANTIAGO, CHILE, on the sixteenth day of the month of February of nineteen ninety, in the presence of myself, FELIX JARA CADOT, Notary Public of Santiago, Holder of the Forty-First Notary Office, with premises at Huérfanos one thousand one hundred sixty, local twelve, the following party appeared: Mr. GUILLERMO CAMPOS FAUZE, a Chilean citizen, married, accountant / auditor, business manager, with domicile at Borgoño three hundred ninety, second floor, Coquimbo, passing through this city, National Identification Card number two million, eight hundred seventy thousand, six hundred twenty-three hyphen five, at his own behest and in representation, as shall be attested, of the company SOCIEDAD AGRO-TURISMO Y COMPAÑÍA LIMITADA, of the same domicile, who hereby form a commercial corporation consistent with the following terms: ONE: PURPOSE: The principal and sole purpose shall be the exclusive operation of concessions of the Coquimbo Gambling Casino, awarded by Mr. Guillermo Campos Fauze in accordance with a contract recorded in the form of a public instrument dated July sixteenth, nineteen eighty-four, Notary Oscar Suárez Alvarez. TWO: CORPORATE NAME: “GUILLERMO CAMPOS FAUZE Y COMPAÑÍA.” THREE: ADMINISTRATION: Guillermo Campos Fauze, with the most extensive authority, who, acting in the name and in representation of the company, and without the following listing being exhaustive, may: purchase, sell, exchange, give and receive in lease or administration all types of real or moveable assets, tangible or intangible, stocks and bonds; mortgage, accept, postpone and raise mortgages; give in pledge; grant and accept simple discharges or those binding the principal as joint and several co-debtor and, in general, grant and accept all types of guarantees, signing all necessary documents; enter into, amend and dissolve and liquidate corporate charters, joint ventures or community agreements, agree to undivided ownership of property, represent the principal with all powers and rights corresponding thereto in companies, joint ventures or communities of which it forms part or in which it holds a stake; enter into, amend and liquidate construction agreements, enter into agreements for loans, deposits, borrowings and current accounts; deposit and credit, open savings accounts, transact, settle, close, deposit and overdraw current accounts and savings accounts from banks and from savings and loan associations; contract; renew, settle, endorse and collect commercial time deposits and any other capital markets instruments; engage loans in any form, whether as credits in current accounts, advances against acceptance or promissory notes, transact, subscribe, accept,

HUERFANOS 1160 – LOCALES 11 - 12 TELEPHONES: 696 72 00 - 696 58 49 S A N T I A G O	[seal:] FELIX JARA CADOT A.Z. NOTARY PUBLIC SANTIAGO

re-accept, [illegible], revalidate, endorse, secure, protest, discount and settle bills of trade, checks, promissory notes, payment orders, registered documents, documents to order and those relative to obligations in general; assign rights and credits and accept assignments; open safe deposit boxes; engage foreign exchange transactions; open, amend, expand, cancel and extend simple and documentary loans; endorse, remove and confirm compliance of shipping documents; request import registries and related files; engage the purchase and sale of foreign currencies; purchase and sell; withdraw securities in custody or guarantee; remove from the mail certified letters, packages, postal orders and their values; substitute, remit and offset obligations, settle, enter into commission agreements, provide representation for agencies, for insurance, foreign exchange, transport, cash advances and fixed fee arrangements; enter into employment contracts; represent the principal before administrative or fiscal or semi-fiscal entities in exercise of its corresponding rights vis-à-vis those entities; collect and receive what is owed to the principal in cash or other types of tangible or intangible, moveable or real assets; grant receipts, settlements and discharges, pay what the principal owes in any form; stipulate in each agreement that it enters into the prices, terms and other conditions it deems appropriate; cancel, settle, terminate and invalidate those agreements; waive arbitration actions; demand a rendering of accounts, request effective estate positions and record them with the respective Real Estate Registry, accept or reject inheritances with or without the benefit of inventory or request that one be drawn up, request and provide for adjudications of assets, for the application of all instruments requiring their distribution; enter or refrain from entering into tenders, appoint trustees, depositaries, experts and appraisers, grant discharges and extensions; sign documents relating to the exercise of the expressed powers, request authorizations when applicable; represent the principal with ordinary judicial representation powers and extraordinary powers of the same, with capacity to refrain in the first instance from legal actions filed; accept counterclaims, waive appeals or legal terms; settle, compromise, grant to arbitrators the authority of arbitrators, extend jurisdiction, propose and approve agreements and accept them. The representative may grant general or special powers of attorney with or without authority to delegate therein conditions under which the principal could do so, and delegate this specific power of attorney, in whole or in part, authorizing the recipient to delegate in turn, and revoking said powers of attorney and delegations if desired. FOUR: LEGAL DOMICILE: Coquimbo. FIVE: SHARE CAPITAL: The company’s share capital shall be a total of one hundred million pesos, which the partners contribute and record as follows: a) Mr. Guillermo Campos Fauze, the sum of fifty-one million pesos, which he records in the form of all the assets and liabilities corresponding to the current concession business of the Casino located in Peñuelas, Coquimbo, and which, according to the balance sheet of December thirty-first, nineteen eighty-

HUERFANOS 1160 – LOCALES 11 - 12 TELEPHONES: 696 72 00 - 696 58 49 S A N T I A G O	[seal:] FELIX JARA CADOT A.Z. NOTARY PUBLIC SANTIAGO

nine, consists of net equity of fifty-one million pesos, which amount corresponds to his contribution; b) Sociedad Agroturismo y Compañía Limitada, the sum of forty-nine million pesos, which it records in the form of five million pesos, which are hereby incorporated to the corporate coffers, together with forty-four million pesos in negotiable commercial documents on this date. SIX: Profits or losses shall be distributed in proportion to the share capital contributed. SEVEN: The Company shall begin operations on January first, nineteen ninety and shall have a duration of twenty years, renewable implicitly and successively for periods of five years up to principal fulfillment of the corporate purpose. EIGHT: The company shall prepare balance sheets and inventories on December thirty-first of each year, without prejudice to the monthly and annual financial statements required by the Illustrious Municipality of Coquimbo. NINE: The company shall be liquidated by the partners by mutual accord and, if there is none, by a receiver also appointed by mutual consent. TEN: In the event of any doubt, problem, difficulty or question that might arise between the partners themselves or between the latter and the company, as to the interpretation, validity or application of this agreement, or as to the form of liquidating the corporate assets, as the case may be, it shall be resolved by a legal arbitrator who shall decide on a single occasion and without subsequent appeal. ELEVEN: In the event of the death of any of the partners, the company shall not be dissolved, but rather shall remain in existence with the survivors and the heirs of the deceased partner, who must appoint a common legal representative, as the case may be. In the event of the death of the Administrator, Mr. Gonzalo Marambio del Canto shall assume the administration and use of the corporate name with the same powers as the deceased administrator. TWELVE: The company organized by means of this instrument is the legal successor of the individual company in the same business and activity as Mr. Guillermo Campos Fauze which is being converted to a corporation in the expressed form. As a consequence of the above, it is made jointly and severally liable for all debts and obligations incurred by Mr. Guillermo Campos Fauze in his management as concession holder of the Coquimbo Gambling Casino and especially for the provisions included in Part Two, Article Sixty-Nine of the Chilean Tax Code [Código Tributario]. The legality of this transfer of concession is authorized in advance by the Illustrious Municipality of Coquimbo pursuant to decree number zero thirty-three dated January twenty-second, nineteen ninety. THIRTEEN: For all purposes of this agreement, the parties establish domicile in Coquimbo and submit to the jurisdiction of its courts, authorizing the bearer of an authorized copy of this instrument and of its corresponding extracts to resort to the competent Trade Registry to record any annotations and records that apply. FOURTEEN: The legal capacity of Mr. Guillermo Campos Fauze in representation of the company Agroturismo y Compañía Limitada is set forth in a public instrument dated December fourth, nineteen eighty-one, issued at the Santiago Notary Office of Mrs. Ana Maria Sepúlveda

HUERFANOS 1160 – LOCALES 11 - 12 TELEPHONES: 696 72 00 - 696 58 49 S A N T I A G O	[seal:] FELIX JARA CADOT A.Z. NOTARY PUBLIC SANTIAGO

Fuentes, recorded on pages one thousand, two hundred [illegible]-seven number six hundred thirty-six of the Santiago Real Estate Registry, which is not incorporated hereto at the express request of the appearing party. In confirmation thereof and having been read by the appearing party, it is signed. Copy issued. Noted in the Directory under number one thousand six hundred eighty-four. By witness whereof.

[signature]
GUILLERMO CAMPOS FAUZE
RUT: 2.870-633-5

[signature]

THIS IS AN ACCURATE COPY OF THE ORIGINAL

Santiago, [stamp:]	FEB. 26, 1990

[initials] [seal:] Felix JARA CADOT A.Z. NOTARY PUBLIC SANTIAGO

REGISTRATION OF CHARTER “GUILLERMO CAMPOS F y Cía”	[seal:] HERNAN BRUCHER ENCINA JUDICIAL REGISTRAR AND ARCHIVIST COQUIMBO
-	twenty-one	-	21
[right margin:] [illegible handwriting]

In Coquimbo, Chile, on March sixteenth, nineteen ninety, I proceeded to record the following extract from the corporate charter: “FELIX JADOT CADOT, Notary Public of Santiago, Holder of the 41st Notary Office, Huérfanos one thousand one hundred sixty local twelve, certifies: by public instrument dated today, in my presence, Mr. Guillermo Campos Fauze, domiciled in Coquimbo, Borgoño three hundred ninety, second floor, at his own behest and in representation of Sociedad Agroturismo y Compañía Limitada, of the same domicile, organized a Chilean collective commercial corporation [sociedad colectiva comercial] with domicile in Coquimbo, which shall operate under the corporate name of “GUILLERMO CAMPOS FAUZE Y COMPAÑÍA.” The purpose shall be the exclusive operation of the concessions of the Coquimbo Gambling Casino. The Company’s administration shall fall to Mr. Guillermo Campos Fauze, with the most extensive powers. The share capital shall be one hundred million Chilean pesos ($100,000,000), which the partners contribute and record as follows: a) Mr. Guillermo Campos Fauze the sum of fifty-one million pesos ($51,000,000), which he records in the form of all assets and liabilities corresponding to the current concession business of the casino located in Peñuelas, Coquimbo, which according to the balance sheet of December thirty-first, nineteen eighty-nine accounts for Net Equity of fifty-one million pesos ($51,000,000); b) Sociedad Agroturismo y Compañía Limitada, the sum of forty-nine million pesos ($49,000,000), which it records in the form of five million pesos ($5,000,000) which hereby enter the corporate coffers, and with forty-four million pesos ($44,000,000) in negotiable commercial documents on this date. Profits and losses shall be distributed in proportion to the share capital contributed. Duration: twenty years, to commence operations on January first, nineteen ninety, renewable implicitly and successively for periods of five years. Other stipulations are as set forth in the instrument from which I am extracting. Santiago, February sixteenth, nineteen ninety-nine. FELIX JARA CADOT, Santiago Notary. A seal, signature and notary stamp in authorization. In conformance with the original, which I leave attached to the end of this record under number seventeen.

[signature]

[stamp:]
COPY CONSISTENT WITH ITS ORIGINAL, WHICH IS ENTERED ON PAGE 21
No. 19 OF THE COMMERCIAL REGISTRY FOR WHICH I AM RESPONSIBLE
YEAR 1990, WHICH WAS AUTHORIZED BY Mr. HERNAN BRUCHER
ENCINA	, COQUIMBO, June 28, 1999.

[signature] [illegible seal]
75712